Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Orrstown Financial Services, Inc.

We consent to the incorporation by reference to previously filed Registration Statements (Form S-3 No. 333-53405, Form S-8 No. 333-33714, Form S-8 No. 333-34504, Form S-8 No. 333-33712 and Form S-4 No. 333-131176) of Orrstown Financial Services, Inc. of our report dated January 30, 2006, appearing in the 2005 annual report to shareholders incorporated by reference in this Form 10-K of Orrstown Financial Services, Inc. for the year ended December 31, 2005.

/S/ SMITH ELLIOTT KEARNS & COMPANY, LLC

SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania

March 10, 2006